Exhibit C

Amendment to Share Purchase Agreement

This Amendment to the Share Purchase Agreement (this “Amendment”) is made and entered into as of [August 28], 2025, by and between:

(1)	[Ngai Kwan] (“Seller”); and
(2)	[Sora Vision Limited] (“Buyer”).

(each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties entered into a Share Purchase Agreement dated May [16], 2025 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement on the terms set forth herein.

1.	AMENDMENT

Revision of Section 1.02

Section 1.02 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Purchase Price. The aggregate purchase price for the Shares shall be Two Million U.S Dollars (US$ 2,000,000) (the “Purchase Price)” payable within one year of the Closing Date. Buyer shall pay One Million U.S Dollars (US$ 1,000,000) upon signing of this Amendment, and the remaining Purchase Price shall pay to Seller within one(1) year of the Closing Date in cash by wire transfer or digital asset equivalent at the option of the Buyer in accordance with the transfer instructions provided by the Seller to the Buyer.”

2.	NO OTHER AMENDMENTS

Except as expressly amended by this Amendment, all other provisions of the Agreement shall remain unchanged and in full force and effect. No amendment, modification, or waiver of any provision of the Agreement or this Amendment shall be valid unless made in writing and signed by both Parties.

3.	GOVERNING LAW AND JURISDICTION

This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflicts of law principles. Any dispute arising out of or relating to this Amendment or the Agreement shall be submitted to the exclusive jurisdiction of the courts located in New York, New York, and each Party irrevocably submits to such jurisdiction.

4.	COUNTERPARTS

This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery by electronic signature or PDF shall be deemed valid and binding.

[Signatures page following]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

Seller: Ngai Kwan

By:	/s/ Ngai Kwan
Name:	Ngai Kwan

Buyer: Sora Vision Limited

By:	/s/ Jason Kin Hoi Fang
Name:	Jason Kin Hoi Fang
Title:	Director of Sora Vision Limited